Exhibit 99.2

Press Release

Assured Guaranty Ltd. to Host Equity and Fixed Income Investor Day
Tomorrow, June 11, 2008 in New York City

New York, NY, June 10, 2008 — Assured Guaranty Ltd. (“Assured” or the “Company”) (NYSE: AGO) will host its first Equity and Fixed Income Investor Day tomorrow, Wednesday, June 11, 2008 at The Plaza, located at Fifth Avenue at Central Park South in New York City.

The presentations will begin at 8:30 am Eastern Time (ET) and will conclude at 12:00 pm (ET) to be followed by a question and answer session.  Copies of the presentation materials will be posted in the Investor Information section of the Company’s website, at http://www.assuredguaranty.com/investor/ltd/presentations.aspx, by 8:00 am (ET) on Wednesday, June 11, 2008.

A live audio and video webcast of the presentations will be available on the Investor Information section of the Company’s website at:   http://www.assuredguaranty.com/investor/ltd/presentations.aspx.

For those participating via webcast please submit questions for the individual presenters or for the Q & A session by emailing: raron@assuredguaranty.com.

An archived replay will be available on the Company’s website for approximately 90 days following the event at the same link.

Below is the agenda:

8:00-8:30 am:	Continental Breakfast

8:30-8:40 am:	Overview and Management Introduction
Sabra Purtill, Managing Director, Global Communications and Investor Relations, Assured Guaranty Ltd.

8:40-9:00 am:	Assured Guaranty Ltd.: Strategic Overview
Dominic Frederico, Chief Executive Officer and President, Assured Guaranty Ltd.

Assured Guaranty Ltd.

30 Woodbourne Avenue, 5th Floor	main	441 299 9375	info@assuredguaranty.com	www.assuredguaranty.com
Hamilton HM 08	fax	441 296 1083
Bermuda

9:00-9:45 am:	Financial Guaranty Direct
Mike Schozer, President, Assured Guaranty Corp.

9:45-10:15 am:	Financial Guaranty Reinsurance
Dave Penchoff, President, Assured Guaranty Re Ltd.

10:15-10:30 am:	Coffee Break

10:30-11:00 am:	Credit Underwriting
Howard Albert, Chief Credit Officer, Assured Guaranty Ltd.

11:00-11:30 am:	Risk Management and Surveillance
Andrew Pickering, Chief Surveillance Officer, Assured Guaranty Ltd.

11:30-12:00 pm:	Capital and Financial Overview
Bob Mills, Chief Financial Officer, Assured Guaranty Ltd.

12:00-12:30 pm:	Question and Answer Session

12:30-1:30 pm:	Buffet Luncheon with Senior Management

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Assured Guaranty Ltd. is a Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Contact Information:

Equity Investors:

Sabra Purtill, CFA

Managing Director, Global Communications and Investor Relations

212-408-6044

441-299-9375

spurtill@assuredguaranty.com

Fixed Income Investors:

Michael Walker

Director, Fixed Income Investor Relations

212-261-5575

mwalker@assuredguaranty.com

Media:

Ashweeta Durani

Vice President, Global Communications

212-408-6042

917-597-2065

adurani@assuredguaranty.com